Exhibit 10.2

RETIREMENT AGREEMENT

Sara Lee Corporation (the “Employer”) and C. Steven McMillan (“Executive”) enter into this Retirement Agreement (this “Agreement”), which was received by Executive on the 27th day of April, 2005, signed by Executive on the 4th day of May, 2005, and is effective on the 11th day of May, 2005 (the “Effective Date”). The Effective Date shall be no less than 7 days after the date signed by Executive.

W I T N E S S E T H:

WHEREAS, Executive and the Employer have agreed that Executive will retire as of December 31, 2005 (the “Date of Termination”); and

WHEREAS, Executive and the Employer have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Employer and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Date of Termination. Until the Date of Termination and subject to the terms and conditions of this Agreement, Employer will continue to employ Executive and Executive will receive the same compensation and benefits Executive presently receives. During such time Executive shall continue to devote his full time and attention to the Employer’s transformation plan under the direction of the Employer’s board of directors and its chief executive officer. Executive acknowledges and agrees that, effective October 27, 2005, Executive shall cease to be a corporate officer of Employer and shall resign all appointments (as a director, officer or other representive) Executive holds with the Employer’s subsidiaries, operating divisions and affiliates. Executive understands and agrees that Executive’s employment with the Employer will conclude on the Date of Termination.

2. Salary Continuation Payments. Provided this Agreement is signed and not revoked by the Executive as set forth in Paragraph 17 below, and subject to the terms of the Sara Lee Corporation Severance Plan for Corporate Officers effective as of June 26, 2002 (the “Severance Plan”), a copy of which Executive acknowledges receiving, the Employer agrees to continue to pay Executive his current salary during the 30 month-period commencing on January 1, 2006 (the “Salary Continuation Period”), in accordance with the Employer’s normal payroll practices, less all applicable withholding taxes and other customary payroll deductions (collectively, the “Salary Continuation Payments”). However, in compliance with the provisions of the American Jobs Creation Act of 2004 and §409A of the Internal Revenue Code, payments that would have otherwise begun on January 1, 2006 will not be paid until July 1, 2006. Thereafter, the remaining 23 Salary Continuation Payments will commence on the first payroll date following July 1, 2006. Salary Continuation Payments are not eligible to be deferred under any of the Employer’s deferred compensation plans.

3. Annual Bonuses.

a. Provided this Agreement is signed and not revoked by Executive as set forth in Paragraph 17 below, the Employer agrees to pay Executive an annual bonus under the Annual Incentive Plan (the “AIP”) of the Employer with respect to the 2005 and 2006 fiscal years, subject to the terms and conditions of the AIP. The amount of the bonus will be determined by the Compensation and

Employee Benefits Committee of the Employer’s board of directors (the “Committee”) using the financial and other quantitative performance criteria established by the Committee. With respect to the bonus to be payable for the 2006 fiscal year, Executive will receive a 6/12ths prorated share of the annual bonus under the AIP (representing Executive’s service through 6 months of the 2006 fiscal year), up to a maximum amount of $604,200. The bonus payments shall be paid by direct deposit and shall be reduced by applicable withholding and other customary payroll deductions and shall be paid to Executive on the same dates on which active participants under the plan are paid bonuses. Executive shall not participate in any annual bonus plan of the Employer for any fiscal year ending after the 2006 fiscal year. Pursuant to the terms of the Employer’s Annual Incentive Plans, the Committee reserves the right to amend, modify, interpret or terminate these plans or awards under these Plans at any time and for any reason.

b. Subject to Article III, Section 4(a)(iv) of the Severance Plan, Employer shall pay to Executive during the Salary Continuation Period, in the same monthly installments described above in Section 2 of this Agreement, an amount equal to $100,693.13 per month. These payments shall be reduced by applicable withholding and other customary payroll deductions.

4. Stock Options and Long-Term Incentive Awards.

(a) During the Salary Continuation Period, Executive’s stock options shall continue to vest and shall also be eligible for exercise in accordance with the terms and conditions of the stock option agreements in force between Executive and the Employer. During the Salary Continuation Period, Executive’s stock options shall continue to be governed by all of the terms and conditions of the stock option agreements in force between Executive and the Employer. Following the end of the Salary Continuation Period or upon Executive’s death during the Salary Continuation Period, Executive shall be treated as a retired participant under the Company’s stock option plans. As a retired participant, Executive’s then outstanding stock options will continue to vest and may be exercised until the expiration date of the option(s) as set forth on the Stock Option Statement dated as of the Date of Termination and delivered to Executive. Executive shall not be entitled to receive any new stock option grants or other long-term incentive awards after the Effective Date and shall not be eligible for Restoration Stock Options after July 1, 2005. In the event of a spin-off or other similar event during the Salary Continuation Period, the terms of Executive’s Stock Awards shall be adjusted in a manner consistent with the adjustments, if any, to the terms of the stock option agreements of comparable Sara Lee senior executives, subject to the provisions of Paragraph 16 of this Agreement.

(b) Subject to the determination of the Committee, Executive shall be entitled to distributions of long-term awards of restricted shares and share units previously granted to Executive under the Employer’s long-term incentive plans (collectively, the “Long Term Awards”). The 102,340 restricted share units that were granted to Executive on August 26, 2004 and were subject to relative “Total Shareholder Return” performance criteria will be converted to the Executive Management Long-Term Incentive Program for Fiscal Years 2005-2007. Distributions of Executive’s Long Term Awards shall be made as follows:

•	8/29/02 grant of 83,500 service-based restricted share units – distribute 83,500 shares as soon as practicable after 8/29/07.

•	8/28/03 grant of 83,500 performance-based restricted share units - the number of shares to be distributed shall be based on the actual performance results for the 3-year cycle ending as of the end of FY06 as determined by the Committee and will be distributed as soon as practicable after 8/31/06.

•	8/28/03 grant of 83,500 service-based restricted share units, of which 55,666 units remain to be distributed - distribute 27,833 shares as soon as practicable after 8/31/05; and 27,833 shares as soon as practicable after 8/31/06.

•	8/26/04 grant of 204,680 performance-based restricted share units - the number of shares to be distributed shall be based on the actual performance results for the 3-year cycle ending as of the end of FY07 as determined by the Committee and will be distributed as soon as practicable after 8/31/07.

The shares shall be distributed to Executive at the same time as other participants in these plans receive their awards for the applicable grant. The performance criteria applied by the Committee to Executive’s performance-based share units will be the same as that applied to other similarly situated executives under the same programs. Applicable withholding and other customary payroll deductions shall reduce the awards. Executive shall not be entitled to any other award under the Employer’s long-term incentive plans. In the event of a Change in Control, as that phrase is defined in the Severance Plan, during the Salary Continuation Period, all restrictions and/or forfeiture conditions on the referenced restricted share units held by Executive shall automatically lapse, subject to the provisions of Paragraph 16 of this Agreement.

5. Health Insurance Continuation and Universal Life Insurance.

(a) Beginning on the Date of Termination, Executive shall be eligible to elect COBRA continuation coverage under the group medical and dental plan available to corporate officers of the Employer. If Executive elects COBRA continuation coverage, the Employer will subsidize the premium for such continuation coverage during the Salary Continuation Period, to the extent the Executive would otherwise be required to pay more for such coverage during the Salary Continuation Period than a similarly situated active employee would be required to pay for comparable coverage. Since the Salary Continuation Period exceeds the COBRA continuation period, the Employer will continue to subsidize the premium for such continuation coverage during the Salary Continuation Period and the Executive will continue to receive group medical and dental coverage on the same terms and conditions as during the COBRA continuation period, until the end of the Salary Continuation Period. Executive may elect, during the 30 day period commencing on the Date of Termination, to participate, effective as of the end of the Salary Continuation Period, in the Sara Lee Corporation Retiree Medical Plan available to executives of the Employer in accordance with the terms and conditions of the plan in effect from time to time; provided that, such coverage shall not be available to the Executive at the conclusion of the Salary Continuation Period unless he elects such coverage within thirty (30) days following the Date of Termination. The premium charged Executive for such retiree medical coverage might be different from the premium charged an active employee for similar coverage.

(b) The Employer agrees to continue to fund the individual universal life insurance policy (in an amount equal to three times the Executive’s current base salary during the Salary Continuation Period and one times the Executive’s current base salary after the Salary Continuation Period) provided to Executive under the Employer’s Executive Life Insurance Plan in accordance with the terms and conditions of such plan, as such plan is in effect from time to time.

6. Non-Qualified Supplemental Executive Retirement Plan Benefits. For purposes of determining the amount of Executive’s supplemental pension benefit under the Sara Lee Corporation Supplemental Executive Retiree Plan (“Supplemental Plan”) and Executive’s eligibility for such supplemental pension, the Salary Continuation Period shall be considered as vesting and benefit service and Executive’s Salary Continuation Payments and the total annual bonuses paid to Executive pursuant to Paragraph 3 of this Agreement shall be considered eligible pay. In addition, for purposes of determining the amount of Executive’s supplemental 401(k) annual company contribution benefit (formerly ESOP) under the Supplemental Plan, the Salary Continuation Period shall be considered as vesting service and Executive’s Salary Continuation Payments and the total Annual Bonuses paid to Executive pursuant to Paragraph 3 of this Agreement shall be considered eligible pay. Executive will continue to participate in the Employer’s Grantor Trust program, which funds Executive’s Supplemental Plan benefits, under its standard terms and conditions. During the Salary Continuation Period, Executive will receive, through the Supplemental Plan, the 401(k) annual company contribution as if the Salary Continuation Period were deemed a period of employment with Employer. Benefits under the Supplemental Plan cannot be paid until the Salary Continuation Period ends.

7. Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, Executive’s participation in all other plans available to corporate officers of the Employer shall cease on the Date of Termination and, except as provided herein, Executive shall not be eligible for any other benefits or perquisites.

8. Executive Benefits.

(a) Executive shall be permitted to continue using the automobile provided to Executive by the Employer in accordance with the terms of the Employer’s leased automobile policy until the earliest of (i) the date on which Executive accepts full time employment with another employer, (ii) the end of the lease term, or (iii) the end of the Salary Continuation Period. During such period the Employer shall be responsible for lease payments and insurance with respect to such automobile and Executive shall be responsible for all other expenses. Executive shall have the option to purchase such automobile at any time pursuant to the current terms of the Employer’s Executive Auto Program. All other transportation benefits shall cease as of October 27, 2005.

(b) Executive shall not be eligible for reimbursement of club memberships and expenses, or for participation in the Employer’s Matching Grant Program, after the Date of Termination.

(c) Executive’s existing deferred compensation balances will be maintained in the Employer’s Deferred Compensation Plan subject to the terms of the Deferred Compensation Plan and Executive’s prior elections.

(d) Following the Retirement Date, Employer shall reimburse Executive, up to a maximum of $36,000 during calendar year 2006, for his financial counseling and tax preparation expenses.

(e) Following the Retirement Date and continuing until the earlier of (i) December 31, 2012, or (ii) the date on which Executive accepts full time employment with another employer, or (iii) Executive’s death, Employer shall provide the Executive with an administrative assistant.

9. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Date of Termination, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Employer, its operating divisions or its affiliates prior to the Date of Termination), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Employer or any of its operating divisions or affiliates. Except as provided herein, Executive will not be eligible to participate in any of the benefit plans of the Employer after Executive’s Date of Termination. However, Executive will be entitled to receive benefits that are vested and accrued prior to the Date of Termination pursuant to the employee benefit plans of the Employer. Any participation by Executive in any of the compensation or benefit plans of the Employer or any of its operating divisions or affiliates as of and after the Date of Termination shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement. The Employer shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Date of Termination, but not previously reimbursed, provided the Employer’s policies of documentation and approval are satisfied.

10. Death of Executive. In the event of Executive’s death prior to the end of the Salary Continuation Period, the Salary Continuation Payments referred to in Paragraph 2, the annual bonuses referred to in Paragraph 3, and any Long-Term Awards referred to in Paragraph 4(b) shall, to the extent unpaid or undistributed, be payable or distributed to Executive’s estate or beneficiary, whichever is applicable. Such payments shall not affect or reduce any other death benefits which Executive’s estate or beneficiary shall be entitled to receive under other plans of the Employer. Except to the extent benefits contemplated herein are provided by their terms to Executive’s heirs or beneficiaries, the Employer shall have no obligations to Executive’s heirs or beneficiaries under this Agreement.

11. Continuing Cooperation. Following the Effective Date, Executive will continue to comply with all policies of the Employer. Following the Date of Termination, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Employer with respect to the operations, practices and policies of the Employer. In connection with any such requests, the Employer shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

12. Executive’s Representation and Warranty. Executive hereby represents and warrants that, during Executive’s period of employment with the Employer, Executive did not willfully or negligently breach Executive’s duties as an employee, officer or director of the Employer, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not violate the Employer’s Global Business Standards.

13. Non-Solicitation and Non-Competition. In consideration for receiving the payments and the other benefits provided herein, Executive agrees that, during Executive’s employment and for the duration of the Salary Continuation Period, Executive:

(a) will not, without the prior written consent of Employer, either alone or in association with others, solicit for employment or assist or encourage the solicitation for employment, any employee of the Employer, or any of its operating divisions or affiliates; and

(b) will not, without the prior written consent of Employer, which consent shall not be unreasonably withheld, directly or indirectly counsel, advise, perform services for, or be employed by, or otherwise engage or participate in any Competing Business (regardless of whether Executive receives compensation of any kind). For purposes of this Agreement, a “Competing Business” shall mean, any person(s), firm, corporation, or other entity engaged in, or conducting, business which is the same as, or competing with, the businesses being conducted by the Employer.

14. Confidentiality. At all times after the Effective Date, Executive will maintain the confidentiality of all information in whatever form concerning the Employer or any of its operating divisions or affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Employer or any of its operating divisions or affiliates, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on Executive’s own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Employer. Executive will promptly after the Date of

Termination return to the Employer all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which Executive received or prepared or helped prepare in connection with Executive’s employment with the Employer, its operating divisions and affiliates, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof. The obligations of this Paragraph 14 shall survive the expiration of this Agreement.

15. Non-Disparagement. At all times after the Effective Date, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Employer or any of its operating divisions or affiliates to any person. The obligations of this Paragraph 15 shall survive the expiration of this Agreement.

16. Breach of Agreement.

(b) In the event of any actual or threatened breach of this Agreement, the party who claims such breach or threatened breach shall give the other party written notice and, except in the case of a breach of this Agreement which is not susceptible to being cured (expressly including, without limitation, any violation of Paragraphs 12, 13, 14, or 15 of this Agreement), ten calendar days in which to cure.

(c) In the event of a breach of this Agreement, including, but not limited to Paragraphs 12, 13, 14, or 15 by Executive, (i) Executive shall reimburse the Employer: (x) the full amount of any Salary Continuation Payments received hereunder, (y) the annual bonuses referred to in Paragraph 3 of this Agreement, and (z) the Long-Term Awards distributed pursuant to Paragraph 4(b), (ii) Executive shall pay to the Employer any gross financial gain Executive realized from exercising any stock options in the six months prior to the breach pursuant to Paragraph 4(a) of this Agreement, (iii) Executive shall not receive non-qualified supplemental retirement benefits described in Paragraph 6 of this Agreement, (iv) the Employer shall have the right, in addition to and without waiving any other rights to monetary damages or other relief that may be available to the Employer at law or in equity, to immediately discontinue any remaining Salary Continuation Payments and other obligations of the Employer to Executive under this Agreement, but excluding any obligation to provide vested and accrued pension benefits under any qualified Employer pension plan and any payments due Executive under any deferred compensation plan of the Employer, and (v) the Salary Continuation Period shall thereupon cease, provided that Executive’s obligations under Paragraphs 14 and 15 of this Agreement shall continue in full force and effect in accordance with their terms for the entire duration of the Salary Continuation Period as set forth in Paragraph 2 above.

(d) Executive and the Employer acknowledge and agree that the Employer will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 12, 13, 14, or 15 and agree that in the event of an actual or threatened breach or violation of such provisions the Employer shall be awarded injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security, and such right to injunctive relief shall be in addition to any other right available under this Agreement.

17. Release.

(a) Executive on behalf of Executive, Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Employer and any of its operating divisions, affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Employer or its operating divisions or affiliates and the conclusion thereof, which Executive, or any of Executive’s heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties based on any matter existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Employer is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. By executing this Agreement, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the Illinois Human Rights Act, as amended. Nothing herein shall release any party from any obligation under this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT EXECUTIVE’S WAIVER OF RIGHTS IN THIS RELEASE IS IN EXCHANGE FOR CONSIDERATION THAT WOULD NOT OTHERWISE BE OWING TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE; (D) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE EMPLOYER TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE EMPLOYER HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of this Agreement and this release. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have under the Employee Retirement Income Security Act of 1974, as amended.

(d) Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf;

(iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 17; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Employer or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Employer and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

18. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

19. Eligibility. The benefits provided for pursuant to this Agreement are subject to Executive’s continuing eligibility for such benefits pursuant to Section 3 of the Severance Plan as of the Date of Termination. In the event Executive becomes ineligible for benefits under the Severance Plan prior to the Date of Termination, then this Agreement shall become null and void.

20. Non-Reliance. Executive represents to the Employer and the Employer represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

21. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

22. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

23. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Employer may assign this Agreement to any parent, affiliate or subsidiary or any entity, which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Employer.

24. Choice of Law. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of Illinois.

25. Entire Agreement. This Agreement, together with the Severance Plan, sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Employer and supersedes and replaces any and all other agreements or understandings Executive may have or may have had with respect thereto. This Agreement may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Employer. In the event of a direct conflict between this Agreement and the Severance Plan, the language of the Severance Plan shall govern.

26. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

At his current place of residence in Chicago

To the Employer at:

Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Attention: General Counsel

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	SARA LEE CORPORATION

/s/ C. Steven McMillan	/s/ Lois Huggins
Senior Vice President-Human Resources